Exhibit 10(pp)

OFFICER RESIGNATION AGREEMENT

THIS OFFICER RESIGNATION AGREEMENT (this “Agreement”) is entered into by and between Denbury Resources Inc., a Delaware corporation (“DRI,” and together with its subsidiaries, collectively, the “Company”), and Charles E. Gibson (“Gibson”), and is effective as of the end of the business day on November 14, 2014 (the “Effective Date”), unless revoked by Gibson pursuant to, and in accordance with, Section 9(c).

W I T N E S S E T H:

WHEREAS, Gibson has been employed by DRI since September of 2002 and is currently serving as DRI’s Senior Vice President - Production Operations;

WHEREAS, DRI and Gibson have reached certain agreements as to the terms and conditions of Gibson’s resignation as an officer of the Company, and his continued employment (as a non-officer employee) related to operational and engineering matters; and

WHEREAS, Gibson has been in a position of special responsibility and trust with the Company during his employment, with access to highly sensitive, valuable, confidential and proprietary information regarding, among other things, the Company’s methods of operations, current and future business plans and strategies, personnel and finances, and other confidential and/or non-public information of the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DRI and Gibson agree as follows:

1.Resignation as Officer. Gibson and DRI agree that effective as of the end of business on the Effective Date, Gibson shall resign as (a) Senior Vice President - Production Operations of DRI and (b) an officer of all other DRI subsidiaries, and Gibson shall not thereafter serve the Company in an officer’s capacity. In accordance with the terms of DRI’s Bylaws, Gibson agrees to provide a letter of resignation to DRI’s Secretary further evidencing his resignation as an officer as provided in this Section 1.

2.Resignation Consideration. In exchange for, and in reliance on, the promises and covenants Gibson makes in this Agreement, the Company covenants and agrees to pay or provide Gibson with the following resignation compensation (the “Resignation Benefits”):

(a)the lump sum amount of $521,267.00 in cash (the “Lump Sum Amount”); provided, that, on or immediately prior to the date on which any payment of such Lump Sum Amount (whether in whole or in part) is to be made to Gibson or, if earlier, the date on which an amount is required to be included in the income of Gibson as a result of such payment, Gibson shall be required to pay to the Company, in cash, or the Company shall otherwise withhold from the payment of such Lump Sum Amount to Gibson, the amount which the Company reasonably determines to be necessary in order for the Company to comply with applicable federal or state tax withholding and the collection of employment taxes.

(b)during the Continuation Period (as defined below), the applicable premium payment under COBRA, when due, for Gibson and his qualified beneficiaries for the cost of benefit continuation under the Company’s major medical benefit plan, dental plan and vision insurance program, but excluding coverage under the Company’s flexible spending account plan and other insurance or other benefits provided by the Company (“COBRA Benefits”) in which Gibson has enrolled for the 2015 plan year, as such COBRA Benefits change as permitted by COBRA, beginning on December 1, 2014 and continuing and ending on May 31, 2016 (the “Continuation Period”); provided, that, the payment of such premium(s) shall be subject to the Company’s compliance with applicable federal or state tax withholding and the collection of employment taxes; provided, further, that, if Gibson does not properly elect COBRA coverage in accordance with the applicable benefit plans, Gibson will not receive the COBRA Benefits. For purposes of clarity, the COBRA Benefits provided pursuant to this Section 2(b) will run concurrently with any period of COBRA coverage Gibson may be entitled to receive under applicable law and the applicable benefit plans, determined without regard to this Section 2(b).

The Company’s payment of the Resignation Benefits is subject to applicable federal, state, and local taxes and withholding, specifically including the withholding from any benefits payable under Sections 2(a) and 2(b). Without limitation of the foregoing, the Resignation Benefits provided under Section 2(b) shall also be reported as additional taxable compensation to Gibson, and Gibson shall be required to pay to the Company, in cash, or the Company shall otherwise withhold from the payment of such benefits to, or on behalf of, Gibson, the amount which the Company reasonably determines to be necessary in order for the Company to comply with applicable federal or state tax withholding and the collection of employment taxes.

Unless otherwise agreed by the parties, including with respect to the timing and payment of the Lump Sum Amount (which may be made in one or more payments if separately agreed by the parties), payment of the Lump Sum Amount will be made, if possible, on the next regularly-scheduled payroll date following the Effective Date (provided, that, such date is subsequent to the expiration of the revocation period set forth in Section 9(c), and Gibson has not otherwise revoked this Agreement pursuant to, and in accordance with, such Section 9(c)), but in no event later than March 15, 2015. Notwithstanding anything to the contrary contained herein, no Resignation Benefits or any other amounts shall be due or otherwise payable or commence under this Agreement if this Agreement is revoked pursuant to, and in accordance with, Section 9(c).
3.Equity Awards; Cash Awards. Those equity awards (consisting of Performance Share Awards, a Total Shareholder Return Performance Award, a Restricted Share Award, and awards under and pursuant to a Stock Appreciation Rights Agreement) and cash awards (consisting of a Performance Cash Award and a Deferred Cash Award) to the extent held by Gibson immediately prior to the Effective Date shall be treated, governed and interpreted according to the terms of such awards, and as applicable, of DRI’s equity compensation plans under which they have been issued, including the vesting provisions thereof, and in a manner which accommodates both (a) Gibson’s transition from a full-time employee to a part-time employee under the terms of Section 4 below, and (b) Gibson no longer being an officer of the Company as provided in Section 1 above. The parties agree that (i) the payment of any applicable cash awards may be made and effectuated in a manner that the parties agree upon to, among other things, accommodate tax treatment and/or planning with respect to either party, and (ii) if, as a result of any applicable modifications implemented or otherwise provided by this Agreement, any of the applicable foregoing described non-performance based equity awards are treated as no longer being subject to a substantial risk of forfeiture, the settlement of any such awards that are treated as vested shall be delayed to a date which is at least six (6) months following Gibson’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(ii).

4.Continued Employment. Gibson shall be employed by the Company on a part-time basis for work on requested operational and engineering matters for the period (the “Employment Period”) commencing on the Effective Date and ending on April 1, 2015, and in lieu of and in replacement of Gibson’s current salary, during the Employment Period Gibson shall be paid a salary at the rate of $20,000.00 per year (pro-rated as applicable for the Employment Period) in accordance with, and subject to, the Company’s payroll policies that apply to other employees of the Company. Gibson’s employment shall not require him to render services to the Company on a full-time basis, but consistent with the provisions of Section 6(d) hereof, on a basis as requested from time to time by DRI’s Chief Executive Officer or Chief Financial Officer, at such places as may reasonably be agreed upon. In the event that Gibson is requested to work more than five (5) full days during any calendar month during the Employment Period, Gibson shall be entitled to be paid an additional $800.00 per day for each additional full day worked, or a commensurate proportion of such $800.00 amount for less than a full day’s work. In connection with Gibson’s part-time employment by the Company during the Employment Period, Gibson shall be entitled to reimbursement for reasonable and necessary expenses incurred in furtherance of the Company’s business in accordance with this Section 4 and Section 6(d), and otherwise in accordance with the Company’s policies, and upon presentation of documentation in accordance with the expense reimbursement policies of the Company as they may exist from time to time, and submission to the Company of adequate documentation in accordance with federal income tax regulations.

5.Non-Eligibility for Company Plans. Other than as expressly set forth herein, after the Effective Date Gibson will not be eligible to receive awards under DRI’s equity compensation plans made available to employees, nor will he be eligible to receive any severance benefits under the terms of any of DRI’s severance protection plans.

6.Gibson’s Non-Competition and Other Covenants and Agreements. In consideration of the compensation paid and/or to be paid to Gibson, to which Gibson acknowledges he is not otherwise entitled, and the other agreements and consideration of DRI which are contained herein, Gibson agrees to the following covenants as reasonable and necessary for the protection of the Company’s business interests:

(a)Definitions:

“Competing Business” means any person or entity that competes with or would compete with or displace, or that engages in any other activities so similar in nature or purpose to those of the Company set forth below so as to compete with, or displace or attempt to compete with or displace (i) in those geographic areas where the Company currently has activities as of the Effective Date or where it anticipates doing future business as part of the Company’s business plans disclosed to or developed by or in consultation with Gibson prior to the Effective Date, any of the activities of the Company which involve or encompass the purchase, ownership or development of CO2, in natural, anthropogenic or any other form, CO2 pipelines, or the injection of CO2 into previously producing oil fields for the purpose of tertiary recovery of remaining oil, or (ii) in the Gulf Coast and Rocky Mountain regions where the Company currently has activities as of the Effective Date, the purchase, ownership or development of oil fields with remaining oil potentially recoverable through CO2 enhanced oil recovery operations.
“Covered Persons” means any person employed by the Company either as an employee, consultant or advisor as of the Effective Date, or hired by the Company prior to the Non-Competition Termination Date (as defined in Section 6(b) below).
(b)No Unfair Competition; Non-Solicitation Agreement. Gibson covenants and agrees that he will not, either directly or indirectly (whether personally or through another business, entity or person), for the period commencing on the Effective Date and ending on April 1, 2016 (the “Non-Competition Termination Date”):

(i)    work for, supervise, assist or participate in, a Competing Business in any capacity (as owner, employee, consultant, advisor, contractor, officer, director, lender, investor, agent, or otherwise) or otherwise engage in any Competing Business, or
(ii)    (1) recruit, solicit, or induce, (2) attempt to recruit, solicit or induce, or (3) encourage others to recruit, solicit or induce, any Covered Person to diminish, curtail, divert, or cancel its or their business relationship with, or employment by, the Company, specifically including providing, directly or indirectly, a reference to a recruiter, acquaintance or competitor that an employee, consultant or advisor to the Company may be amenable to recruitment from a third party.
This Section 6(b) creates a narrowly tailored restraint in order to avoid unfair competition and irreparable harm to the Company and is not intended or to be construed as a general restraint from Gibson engaging in a lawful profession or a general covenant against competition in the oil and gas industry through the Non-Competition Termination Date. To this end, within the constraints of the preceding provisions of this Section 6(b), DRI agrees that this Section 6(b) will not prohibit Gibson’s work, engagement, or investment in the oil and gas industry (the “Activities”) so long as the Activities do not involve Gibson or entities, persons or groups for whom Gibson works, consults or invests (x) competing with or displacing the specified activities of the Company in those geographic areas or regions enumerated above in Section 6(a), or (y) using the Company’s data or non-public business plans disclosed or known to Gibson during his employment by the Company, in both cases provided that Gibson obtains the prior express written approval of DRI’s Chief Executive Officer of any such work, engagement or investment in such Activities; provided, that, nothing in this Section 6 will prohibit the ownership of less than 10% of the publicly traded capital stock of an entity so long as this is not a controlling interest or mutual fund investment.
If Gibson wishes to pursue Activities prior to the Non-Competition Termination Date, he agrees to present to the Chief Executive Officer of DRI a written request and description of any such proposed Activities, which written request and description shall include, among other things and as applicable, (i) the geographical area within which Gibson desires to pursue the Activities, (ii) the terms of any proposed acquisition of properties or leases, and (iii) a complete geological review of the proposal. DRI agrees to respond in writing to Gibson’s request within 10 business days of receipt of such written request and description, at the address provided in Section 11 below, stating DRI’s approval (which can only be provided by DRI’s Chief Executive Officer and which may be granted (if at all) subject to the satisfaction of various conditions) or disapproval of such request and Activities, and the specific reasons for any applicable disapproval (which may include, without limitation, the lack of appropriate information and detail upon which to adequately analyze, assess and/or otherwise approve any such proposal) to the extent DRI can do so without disclosing to Gibson otherwise non-public information.
(c)No Personal Use of Company Oil and Gas Resources. Gibson covenants and agrees that in conjunction with his continuing employment by the Company or otherwise, he will not utilize Company oil and gas resources, including, but not limited to, maps, seismic information, feasibility studies, personnel, computers, software, books and records, or any other corporate assets, in connection with the Activities for his own account or the account of any entity, persons or groups for whom he works or consults or in which he invests, unless DRI’s Chief Executive Officer provides his prior express written consent.

(d)Cooperation and Assistance. In exchange for the compensation, covenants, and other good and valuable consideration provided by DRI herein, Gibson covenants and agrees that he will, until the Non-Competition Termination Date, (i) provide whatever cooperation and/or assistance is needed for any legal matters, proceedings or issues the Company may face, and (ii) cooperate with, and assist the Company and its employees in effecting, an orderly transition of all functions, duties and responsibilities of Gibson as an officer, director and manager to one or more other employees of the Company, as the Company shall reasonably request. Additionally, Gibson agrees to provide such assistance in a professional manner, and in no event take any action that does, or could reasonably, create a conflict of interest between himself and the Company, or that could subject either him or the Company to civil or criminal liability or is contrary to the policies or procedures of the Company.

(e)Nondisparagement. The parties hereto agree that they will refrain from engaging in any conduct, verbal or otherwise, that would disparage or harm the reputation of the other or, insofar as this Agreement pertains to DRI, its former and present parents, subsidiaries, and/or affiliates, along with its predecessors, successors and/or assigns, if any, as well as their respective former and present directors, officers, managers, general or limited partners, representatives, agents, employees and/or attorneys, if any, jointly and severally (collectively, the “DRI Released Parties”), and Gibson further covenants and agrees that he will not say anything of a disparaging nature about the operations, management, or performance of the DRI Released Parties. Such restricted conduct shall include, but not be limited to, any negative statements made orally or in writing by either of the parties about the other or any of the DRI Released Parties.

Nothing in this Agreement shall prohibit Gibson from providing testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. To the fullest extent permitted by law, Gibson agrees to notify the Company as promptly as practicable after receiving any request for testimony or information in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.
(f)Confidential Information and Property. Other than the Company-issued laptop computer, iPad and cell-phone which Gibson is currently using and entitled to retain (subject to the Company’s policies and procedures), Gibson covenants and agrees that he has returned, or within three (3) days after the Effective Date will return, to the Company any and all Company property, equipment and other tangible items, including, without limitation, keys, building access cards and corporate credit cards, and any and all originals and/or copies of documents relating to the business of the Company or any of the other DRI Released Parties. Gibson further covenants and agrees that he will not directly or indirectly disclose to anyone, or use for his own benefit or the benefit of anyone other than the Company, any confidential information that he has received through his employment with the Company. “Confidential information” shall include any information that has been disclosed or made available to, or created by, Gibson, and which was at the time of disclosure, availability or creation confidential or proprietary to the Company, and involves or relates to the Company’s current and future business plans and strategies, methods of operations or operational techniques, financial, management and/or employee information, information regarding the Company’s practices and processes, or any other non-public information. Gibson further agrees that in the event it appears that he will be compelled by law or judicial process to disclose any such confidential information to avoid potential liability, he will notify the Company in writing immediately upon his receipt of a subpoena or other legal process.

7.Mutually Dependent. The provisions of Section 4 above regarding Gibson’s continued employment related to operational and engineering matters and DRI’s continuing obligations to Gibson which are related thereto, and the covenants and agreements of Gibson set forth in Section 6 above, are mutually dependent, and Gibson understands and agrees that a violation of any of the provisions of Section 6 above will be considered a material breach of this Agreement, and further acknowledges and agrees that irreparable harm to the Company would result from breach by him of any such provisions. Accordingly, notwithstanding any provision of this Agreement to the contrary, Gibson will permanently forfeit any rights to continued employment by the Company as set out under the provisions of Section 4 above, and the Company may immediately terminate such employment, beginning on the date that either (i) Gibson violates any provision of Section 6 above, or (ii) all or any part of, or the application of, Section 6 above is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Gibson and DRI, and on such date any continuing obligations of the Company to Gibson tied to his continued employment shall be extinguished.

8.Release and Waiver by Parties. For and in consideration of the payments provided to be made under the provisions of Section 2 above, and the continued employment of Gibson under the provisions of Section 4 hereof, as well as the covenants and other consideration of DRI contained herein, the receipt and sufficiency of which are hereby acknowledged by Gibson, Gibson, on behalf of himself and his family, assigns, representatives, agents, and/or heirs, if any (collectively with Gibson, the “Gibson Parties”), hereby covenants not to sue and fully, finally and forever releases, acquits and discharges the DRI Released Parties, and/or any one of them, from any and all claims, demands, actions or liabilities of whatever kind or character, whether known or unknown, which the Gibson Parties, or any one of them, has or might claim to have against the DRI Released Parties, and/or any one of them, for any and all injuries, damages (actual or punitive), losses or attorneys’ fees, if any, incurred by any Gibson Party arising out of or in connection with any occurrence which transpired prior to the Effective Date, including, without limitation:

(a)All claims and causes of action arising under contract, tort, statute, or other common law, including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation, refusal to perform an illegal act and invasion of privacy.

(b)All claims and causes of action arising under any federal, state, or local law, regulation, or ordinance, including, without limitation, claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act as amended (except for vested benefits to which he is entitled), the Texas Commission on Human Rights Act, the Texas Labor Code, the Texas Government Code, as well as any claims for compensation of any nature whatsoever, employee benefits, vacation pay (except as otherwise provided by Company policy), expense reimbursement, consulting, equity awards, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, or employment benefits or compensation, except as specifically set forth in Section 2, “Resignation Consideration,” Section 3, “Equity Awards; Cash Awards,” and Section 4, “Continued Employment.”

(c)All claims and causes of action for past or future loss of pay or benefits, expenses, damages for pain and suffering, mental anguish or emotional distress damages, liquidated damages, punitive damages, compensatory damages, injunctive relief, attorneys’ fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever.

(d)All claims and causes of action arising out of or in any way connected with, directly or indirectly, Gibson’s employment with the Company, or any incident thereof, including, without limitation, (i) his treatment by the Company, (ii) the terms and conditions of his employment, (iii) the manner or amounts in which Gibson was paid or compensated by the Company, and (iv) the separation of Gibson’s employment.

(e)All claims and causes of action of any kind or character which could have been alleged in any lawsuit or administrative charge, claim or proceeding that could have been filed against the DRI Released Parties (or any one of them) by any Gibson Party on its own behalf or on behalf of any other person.

Nothing in this Agreement will prevent Gibson from filing a charge or complaint with the Equal Employment Opportunity Commission or any other federal or state administrative agency, or participating in any investigation conducted by any federal or state administrative agency; provided, however, that, Gibson agrees that any right to personal legal or equitable relief he may have in connection with such charge, complaint or investigation are hereby barred.
Gibson acknowledges and agrees that the compensation referenced in Section 2 above does not constitute monies to which he would otherwise be entitled as a result of his prior or current employment with the Company, and that these monies constitute fair and adequate compensation for the promises and covenants of Gibson set forth in this Agreement. Gibson agrees and acknowledges that no further amounts are due to him for cash compensation of any nature whatsoever, including salary, severance pay, performance cash or bonuses, or for equity awards, employee benefits, deferred compensation, commissions, vacation pay (except as otherwise provided by Company policy), pension, profit sharing benefits, health or welfare benefits, expense reimbursement, consulting, outplacement services, attorneys’ fees, pay in lieu of notice, or for any other amounts, except as specifically set forth in Section 2, “Resignation Consideration,” Section 3, “Equity Awards; Cash Awards” and Section 4, “Continued Employment.”
DRI also agrees not to sue and fully, finally and forever releases, acquits and discharges Gibson from any and all claims, demands, actions or liabilities of whatever kind or character, whether known or unknown as of the Effective Date, which DRI or anyone acting on its behalf has or might claim to have against Gibson for any and all injuries, damages (actual and punitive), losses, or attorneys’ fees, if any, incurred by DRI. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, DRI acknowledges that the Indemnification Agreement dated August 1, 2007 by and between DRI and Gibson shall continue in full force and effect pursuant to the terms set forth, and for all purposes contemplated, therein.
9.Consultation with Attorney and Review Period.

(a)Gibson is advised, and acknowledges that he has been advised, to consult with an attorney prior to executing this Agreement concerning the meaning, import, and legal significance of this Agreement. Gibson acknowledges that he has read this Agreement, as signified by his signature below, and is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

(b)Gibson affirms, acknowledges and agrees that (i) he has read and understands the terms of this Agreement, (ii) he is over the age of eighteen (18) years and is otherwise competent to execute this Agreement, (iii) he was given this Agreement on November 16, 2014 (including the disclosure information which is contained in Exhibit A attached to this Agreement and provided pursuant to the Older Workers Benefit Protection Act), and has been given and provided the opportunity to consider and accept this Agreement until 5:00 p.m. (CST) on December 31, 2014 (a period of not less than forty-five (45) days following the date Gibson was provided this Agreement) by signing it and returning it to James S. Matthews, Senior Vice President and General Counsel of DRI, at the address provided in Section 11 below, after which time it would have expired and be void if not received, (iv) any changes to this Agreement from the one that was initially presented on November 16, 2014 as a result of negotiation between him and the Company, whether material or immaterial, did not restart or extend the running of the applicable 45-day period of time in which he had to sign this Agreement, (v) he is entering into this Agreement knowingly and voluntarily and without any undue influence or pressures, and (vi) this Agreement represents and constitutes a full and final resolution of any and all claims, if any, which the Gibson Parties (or any one of them) may have against the DRI Released Parties (or any one of them).

(c)Gibson acknowledges that he shall be entitled to revoke this Agreement at any time prior to the expiration of seven (7) days after the date of execution of this Agreement by Gibson by providing written notice of such revocation to James S. Matthews, Senior Vice President and General Counsel of DRI, at the address provided in Section 11 below.

10.Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Texas.

11.Notice. Any notice, payment, demand or communication required or permitted to be given by this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to and signed for by the party or to any officer of the party to whom the same is directed, or if sent by registered or certified mail, return receipt requested, postage and charges prepaid, addressed to such party at the address set forth below or to such other address as shall have been furnished in writing by such party for whom the communication is intended. Any such notice shall be deemed to be given on the date so delivered.

Denbury Resources Inc.
5320 Legacy Drive
Plano, Texas 75024
Attention: James S. Matthews
SVP and General Counsel

Charles E. Gibson
440 Plumwood Way
Fairview, Texas 75069

12.Severability. In the event that any one or more of the provisions contained in this Agreement is for any reason held to be unenforceable in any respect under the laws of any applicable State or of the United States of America, such unenforceability will not affect any other provision of this Agreement, but with respect only to the jurisdiction holding the provision to be unenforceable, this Agreement will then be construed as if such unenforceable provision or provisions had never been contained herein.

13.Entire Agreement. This Agreement constitutes the sole agreement between the parties and supersedes any and all other agreements, oral or written, relating to the subject matter covered by the Agreement, with the exception of (i) any indemnity agreement which may exist between DRI and Gibson, and which indemnity agreement shall remain in force subject to its terms and independent of this Agreement, and (ii) the terms of DRI’s equity compensation plans and the award agreements made thereunder which are not otherwise specifically addressed in this Agreement.

14.Waiver. Any waiver or breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions, or any other terms or conditions, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or any other provision hereof.

15.Assignment. This Agreement is personal to Gibson and the rights and interests of Gibson hereunder may not be sold, transferred, assigned or pledged.

16.Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors (including specifically any successor to DRI by merger, reorganization or otherwise).

17.Disputes.

(a)If a dispute arises under this Agreement arising out of, related to or in connection with, the payment of amounts provided hereunder to be paid by DRI to Gibson, the timing of such payments or their calculation, or questions regarding the breach of the terms hereof or the issue of arbitrability (a “Dispute”), and the Dispute cannot be settled through direct discussions by the parties within a reasonable amount of time, DRI and Gibson agree that such Disputes shall be referred to and finally resolved by binding arbitration in accordance with the provisions of Exhibit B hereto. DRI and Gibson will split on an equal basis the actual fees and expenses of the arbitrators, and the parties shall bear equally all other expenses of such arbitration, unless the arbitrators determine that a different allocation would be more equitable. The award of the arbitrators will be the exclusive remedy of the parties for such Disputes.

(b)Jurisdiction and venue of any action relating to this Agreement or Gibson’s employment by the Company (subject to the provisions of Section 17(a) hereof) shall be in the federal or state courts sitting in, or having jurisdiction over, Plano, Collin County, Texas.

18.Consequences of Breach. Without limitation of the terms and provisions of this Agreement, including, without limitation, Section 8 hereof, Gibson (a) agrees that he will indemnify and hold each of the DRI Released Parties harmless from any loss, cost, damage, or expense (including attorneys’ fees, except as prohibited by law) incurred by any of them arising out of Gibson’s breach of any portion of this Agreement, (b) agrees and understands that his entitlement to and retention of the Resignation Benefits that the Company has agreed to provide him herein is expressly conditioned upon Gibson’s ongoing fulfillment of his promises, covenants and obligations herein, and (c) agrees, to the extent permitted by law, to immediately return or repay the amounts he has received from the Company in connection with this Agreement in excess of $500.00 upon a finding or ruling by a court of competent jurisdiction that Gibson breached a provision of this Agreement. In the event DRI concludes or, in good faith, suspects that Gibson has breached this Agreement, no additional payments will be provided under this Agreement unless and until the Company is so ordered to make such payment by a court of competent jurisdiction.

19.Amendments. Any modification of this Agreement or additional obligation assumed by any party in connection with this Agreement shall be binding only if evidenced in writing signed by both parties to this Agreement or an authorized representative of each party. Additionally, this Agreement cannot be changed or terminated orally, but may be changed only through written addendum or amendment executed by both parties.

20.Remedies. In addition to the other remedies provided herein or by applicable law, any breach by Gibson of any of the terms and/or conditions contained in this Agreement shall give the Company the right to discontinue the performance of any unperformed duties and obligations under this Agreement to the extent permitted by applicable law. In the event Gibson breaches any term or condition of this Agreement, any delay by DRI to enforce this Agreement (or any term or condition hereof) shall not be deemed a waiver, acceptance, or acquiescence. Without limitation of any other provision of this Agreement, including, without limitation, Section 14 hereof, no waiver shall bind DRI unless supported by consideration, executed in writing, and delivered to Gibson by an authorized officer of DRI.

21.Counterparts; Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one Agreement; it being understood that the parties need not sign the same counterparts. The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”') form, or by any other electronic means, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by any means shall be deemed to be their original signatures for all purposes.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto affixed their signatures hereunder as of the date set forth below their signature blocks, to be effective as of the Effective Date.

DENBURY RESOURCES INC.

By:	/s/ James S. Matthews
Name:	James S. Matthews
Title:	Senior Vice President and General Counsel

Date:	November 20, 2014

CHARLES E. GIBSON

/s/ Charles E. Gibson

Date:	November 20, 2014

[Signature Page]

EXHIBIT A

The following information is provided in accordance with the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act:

1. The class, unit, or group of individuals covered by the program (the “Decisional Unit”) includes certain Senior Vice Presidents and a regional Vice President, each of whom had an office at the Plano, Texas corporate headquarters of Denbury Resources Inc. (the “Company”).

2. The eligibility factors used to select employees for termination within the Decisional Unit include relative functional performance and responsibilities.

3. All employees in the Decisional Unit who are being offered consideration under a waiver agreement and asked to waive claims under the ADEA must sign the agreement and return it to the Company within 45 days after receiving the waiver agreement. Once the signed waiver agreement is returned to the Company, the employee has seven (7) days to revoke the waiver agreement.

4. The following is a listing of the ages and job titles of employees in the Decisional Unit who were and were not selected for termination and offered consideration for signing a waiver:

Job Title	Age	Selected	Not Selected
SVP and Chief Operating Officer	56	X
SVP – Production Operations	56	X
Vice President – East Region	56	X

A-1

EXHIBIT B

DISPUTE RESOLUTION PROCEDURES

1.Applicable Law/Arbitration. Venue for the arbitration provided under Section 17(a) of the Agreement shall be in Plano, Collin County, Texas. Except for the limited rights described in Section 9 below, the parties waive their right to file a lawsuit in a court of law to prosecute any Dispute.

2.Negotiation. When a Dispute has arisen and negotiations have reached an impasse, either party may give the other party written notice of the Dispute. In the event such notice is given, the parties shall attempt to resolve the Dispute promptly by negotiation. Within ten (10) days after delivery of the notice, the receiving party shall submit to the other a written response. Thereafter, the parties shall promptly attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.

3.Confidentiality of Settlement Negotiations. All negotiations and proceedings pursuant to Section 2 above are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law.

4.Commencement of Arbitration. If the Dispute has not been resolved by negotiation within fifteen (15) days of the disputing party’s notice, or if the parties have failed to confer within fifteen (15) days after delivery of the notice, either party may then initiate arbitration by providing written notice of arbitration to the other party. In order to be valid, the notice shall contain a precise and complete statement of the Dispute. Within fifteen (15) days of receipt of the notice initiating arbitration, the receiving party shall respond by providing a written response which shall include its precise and complete response to the Dispute, and which includes any counter Dispute that the responding party may have.

5.Selection of Arbitrator(s). The arbitration may be conducted and decided by a single person that is mutually agreeable to the parties and knowledgeable and experienced in the type of matter that is the subject of the Dispute if a single arbitrator can be agreed upon by the parties. If the parties cannot agree on a single arbitrator within ten (10) days of the date of the response to the notice of arbitration, then the arbitration shall be determined by a panel of three (3) arbitrators. To select the three arbitrators, each party shall, within ten (10) days of the expiration of the foregoing ten day period, select a person that it believes has the qualifications set forth above as its designated arbitrator, and such arbitrators so designated shall mutually agree upon a similarly qualified third person to complete the arbitration panel and serve as its chairman. In the event that the persons selected by the parties are unable to agree upon a third member of the arbitration panel within ten (10) days after the selection of the latter of the two arbitrators, then he/she shall be selected from the CPR (as defined below) panel using the CPR rules. Once selected, no arbitrator shall have any ex parte communications with either party.

6.Arbitration Process. The arbitration hearing shall commence within a reasonable time after the selection of the arbitrator(s), as set by the arbitrator(s). The arbitrator(s), shall allow the parties to engage in pre-hearing discovery, to include exchanging (i) requests for and production of relevant documents, (ii) up to fifteen (15) interrogatories, (iii) up to fifteen (15) requests for admissions, and producing for deposition and at the arbitration hearing, up to four (4) persons within each parties’ control. Any additional discovery shall only occur by agreement of the parties or as ordered by the arbitrator(s) upon a finding of good cause. The arbitration shall be conducted under the rules of the CPR International Institute for Conflict Prevention & Resolution (“CPR”) in effect on the date of notice of the Dispute for dispute resolution rules for non-administered arbitration of business disputes. The parties may agree on such other rules to govern the arbitration that are not set out in this provision as they may mutually deem necessary.

7.Arbitration Decision. The arbitrator(s) shall have the power to award interim relief, and to grant specific performance. The arbitrator(s) may award interest at the “prime rate” as listed under “Market Data” in the Wall Street Journal on the date of any such award. Except as may be specifically limited elsewhere in this Exhibit B, the arbitrator’s decision may be based on such factors and evidence as the arbitrator(s) deems fit. The arbitrator(s) shall be required to render a written decision to the parties no later than fifteen (15) days after the completion of the hearing.

8.Arbitration Award. The award of a majority of the arbitrator(s) shall be final, conclusive and binding. The award rendered by the arbitrator(s) may be entered in any court having jurisdiction in respect thereof, including any court in which an injunction may have been sought.

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9.Injunctive Relief. With respect to the Dispute, controversy or claim between the parties, nothing in this Exhibit B shall prevent a party from immediately seeking injunctive relief in a court to maintain the status quo during the arbitration.

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